EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made June 15, 2015, by and between OncoCyte Corporation, a California corporation (the “Company”), and William Annett (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive, and Executive is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follow:

1.
Employment.  The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions set forth in this Agreement, beginning on  June 16, 2015 (the “Start Date”) and ending on upon the termination of Executive’s employment (such period, the “Term”).  The parties acknowledge and agree that Executive’s employment relationship is at-will.  Subject to the obligations set out in this Agreement, either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below).

2.	Position and Duties.

a.	Position. During the Term, Executive shall serve as the Company’s Chief Executive Officer and shall continue to serve as a member of the Board of Directors of the Company (the “Board”).

b.
Duties.  Executive shall have the powers, authorities, and duties of management customarily vested in the office of chief executive officer of a developer of pharmaceutical or medical products of a size comparable to the Company, subject to the legal directives of the Board in exercising its general oversight function.  Executive shall report solely to the Board.  During his employment, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his or her duties to the Company.

c.
Performance of Services for Related Companies.  In addition to the performance of services for the Company, Executive shall, to the extent so required by the Company, also perform services for one or more members of a consolidated group of which the Company is a part (“Related Company”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for the Company under this Agreement.  If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company.

d.
No Conflicting Obligations.  Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would prohibit him, contractually or otherwise, from performing his duties as the Chief Executive Officer of the Company as provided in this Agreement.

e.
No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any person has any right, title or interest, except to the extent that the Company or Related Company holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

3.	Compensation

a.
Salary.  During the Term, the Company shall pay to the Executive an annual salary of three hundred twenty thousand dollars ($320,000) (the “Base Salary”).  Executive’s Base Salary shall be paid in equal semi-monthly installments, consistent with the Company’s regular salary payment practices.  Base Salary shall be reviewed on an annual basis commencing in January 2016, and shall be subject to adjustment based upon mutual agreement; provided, however,  that in the event the Company becomes a public entity during the Term,  the Compensation Committee of the Board shall adjust Executive’s Base Salary upwards (but not downwards) in accordance with market for CEOs at comparable public companies.

b.
Annual Bonus.  Executive shall be eligible to earn an annual cash incentive bonus award determined by the Board in respect of each fiscal year during Executive’s employment (the “Annual Bonus”), with a target bonus equal to no less than thirty five percent (35%) of Base Salary (the “Target Bonus”) for achievement of the specified performance goals at target levels for the applicable calendar year.  The actual Annual Bonus payable shall be based upon the level of achievement of objectively determinable Company and individual performance goals for the applicable calendar year, as determined by the Board in consultation with Executive.  Such performance goals shall be determined and memorialized in writing no later than January 31 of each calendar year.  If the specified performance goals for the applicable calendar year are achieved at maximum levels, the actual Annual Bonus payable shall be up to 150% of the Annual Base Salary, as determined by the Board, in its sole discretion.  The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but not later than two and one-half (2½) months after the last day of the Company’s fiscal year in which the Annual Bonus was earned.

c.
Expense Reimbursements.  The Company or a Related Company shall reimburse Executive for reasonable commute, travel, and other business expenses incurred by Executive in the performance of his duties hereunder, subject to the Company’s (or a Related Company’s) policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers.

d.
Benefit Plans.  Executive shall be eligible (to the extent he qualifies) to participate in any retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans which may be adopted by the Company (or Related Company) for its executive officers or other employees.  The Company shall pay for its share of the premium cost in accordance with established Company policy for any such insurance policies covering Executive and Executive’s spouse and children, if any, to the extent such coverage is available under Company employee benefit plans.  Employee will pay his pro-rata share of the premium cost in accordance with established Company policy.

e.	Stock Options. As soon as practicable on or after the Start Date, the Company will grant Executive an option to purchase 1,200,000 of the Company’s common shares, no par value, (the “Option”).

(i)
The exercise price of the Option will be the fair market value of the Company’s common shares on the date of the grant, as determined by the Board of Directors.  The Option will vest (and thereby become exercisable) as follows: one quarter of the options shall vest upon completion of 12 full months of continuous employment of the Executive by the Company measured from the Start Date, and the balance of the options shall vest in 36 equal monthly installments commencing on the first anniversary of the Start Date, based upon the completion of each month of continuous employment of the Executive by the Company. The unvested portion of the Option shall not be exercisable.  The Option will not be transferable by the Executive during his lifetime, except as provided in the Stock Option Agreement.

(ii)
The vested portion of the Option shall expire on the earliest of (A) ten (10) years from the date of the grant, (B) three months after Executive ceases to provide continuous service to the Company as an employee or consultant for any reason other than Executive’s death or Disability (as defined below), or (C) one year after Executive ceases to be a service provider to the Company due to his death or Disability; provided that if Executive dies during the three month period described in clause (B) of this paragraph, the expiration date of the vested portion of the Option shall be one year after the date of his death.

(iii)
The Option will be subject to the terms and conditions of the Company’s Stock Option Plan (the “Plan”) and a Stock Option Agreement consistent with the Plan.  The grant of the Option shall be subject to shareholder approval of the most recent amendment of the Plan.

(iv)
On an annual basis, the Board shall determine whether to grant Executive additional options under the Plan.  If granted, such additional options shall be subject to terms and conditions determined by the Board; provided, however, that additional options shall vest monthly over forty-eight months starting at the grant date.

(v)	As of the Start Date, Executive shall be granted a one-time option to purchase 10,000 fully vested shares in consideration of his prior service to the Company as a member of the Board.

f.
Personal Time Off (PTO).  Executive shall be entitled to four weeks of PTO without reduction in compensation during each calendar year.  Such PTO shall be taken at such time as is consistent with the needs and policies of the Company and its Related Companies.  All PTO days shall accrue annually based upon days of service.

4.
Restrictive Covenants.  During the term of Executive’s employment with the Company and for one year thereafter, Executive shall not, for himself or any third party, directly or indirectly, employ or solicit for employment or recommend for employment any person employed by the Company or any Related Company.  During the term of Executive’s employment, he shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of the Company of any Related Company.

5.	Inventions/Intellectual Property/Proprietary Information

a.
Inventions and Discoveries Belong to the Company.  Any and all inventions, discoveries, improvements or intellectual property which Executive may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by the Company (or any Related Company) shall be the sole and exclusive property of the Company (or a Related Company).  The obligations provided for by this Agreement, except for the requirements as to disclosure in Section, do not apply to any rights Executive may have acquired in connection with an invention, discovery, improvement, or intellectual property for which no equipment, supplies, facility, or trade secret information of the Company or a Related Company was used and which was developed entirely on the Executive’s own time and (a) which at the time of conception or reduction to practice does not related directly or indirectly to the business of the Company or a Related Company, or to the actual or demonstrable anticipated research or development activities or plans of the Company or any Related Company, or (b) which does not result from any work performed by Executive for the Company or any Related Company.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit A.  If Executive wishes to clarify that something created by him prior to his employment by the Company that relates to the actual or proposed business of the Company or any Related Company is not within the scope of this Agreement, he has listed it on Exhibit B in a manner that does not violate any third party rights.  To the extent allowed by law, the rights assigned by Executive to the Company and the Related Companies includes all rights or paternity, integrity, disclosure and withdrawal and nay other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, he here by ratifies and consents to any action that may be taken with respect to such Moral Right by or authorized by the Company or a Related Company and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratification, consents and agreement from time to time as requested by the Company or Related Company.

b.
Disclosure of Inventions and Discoveries.  Executive agrees to disclose promptly to the Company or a Related Company all improvements, discoveries, or inventions which Executive may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to the Company or a Related Company, where the rights are the property of the Company or a Related Company.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company or a Related Company may deem necessary in order to enable the Company or a Related Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in the Company or a Related Company the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.  Executive hereby irrevocably designates and appoints the Company or a Related Company designated by the Company as Executive’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.  This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement, or intellectual property is the property of the Company or a Related Company.

c.
Confidential and Proprietary Information.  During his employment, Executive will have access to trade secrets and confidential information of the Company and any Related Company.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as:  products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans’ the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to the Company or a Related Company, or any third party, which the Company or a Related Company has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive, (ii) information that was rightfully in Executive’s possession prior to his employment with the Company and was not assigned to the Company or a Related Company or was not disclosed to Executive in his capacity as a director or other fiduciary of the Company or a Related Company; or (iii) information disclosed to Executive, after the termination of his employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company or a Related Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, a Related Company, or any third party with whom the Company or a Related Company had as contractual relationship.  Executive understand and agrees that all Confidential Information shall be kept confidential by Executive both during and after his employment by the Company.  Executive further agrees that he will not, without prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of his employment or at any time thereafter, except as required by the Company or a Related Company in the course of his employment.

6.
Termination of Employment,  This Agreement, and the employment relationships, are “at will” and may be terminated by either party with or without cause at any time.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, the Company shall have no further obligation to Executive by way of compensation.

a.
Separation Benefits.  Upon termination of Executive’s employment with the Company for any reason, Executive will receive the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to his employment or termination of employment.

(i)
Termination for Cause, Death, Disability, or Resignation.  In the event of Executive’s termination for Cause, or termination as a result of his death or Disability, or his resignation other than for Good Reason, Executive will be entitled to receive payment for all unpaid salary, accrued by unpaid bonus, if any, and vacation accrued as of the date of his termination of employment (the “Accrued Benefits”).  Executive will not be entitled to any cash severance benefits or additional vesting of any Company stock options or other equity or cash awards.

(ii)
Termination by Company without Cause or by Executive for Good Reason.    If Executive’s employment is terminated without Cause or if Executive resigns from such employment for Good Reason, Executive will be entitled to the Accrued Benefits, plus (within thirty (30) days after termination): (A) an amount of Base Salary equal to the amount that Executive would otherwise have earned during the six month period following termination (the “Severance Period”), payable in a lump sum;  (C) pro-rated Target Bonus for the fiscal year in which the termination occurs, payable on the date Annual Bonuses would otherwise be payable to executives; (C) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for himself and his eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse (or pay directly) COBRA premiums for such coverage (at the coverage levels in effect immediately prior to  termination) until the earlier of the end of the Severance Period or the date Executive receives receive substantially equivalent health insurance coverage in connection with new employment; (D) all outstanding equity grants held by Executive shall automatically vest as to the number of unvested shares that would otherwise have vested during the Severance Period;  and (E) with respect to any outstanding vested but unexercised option grants, the post-termination exercise period shall be extended to the earlier of the date twelve (12) months after termination or the expiration date of the option.

(iii)
Change of Control.  In the event the Company (or any successor in interest to the Company that has assumed the Company’s obligation under this Agreement) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following a Change of Control, Executive will be entitled to the benefits set forth in paragraph (a)(ii) of this Section; provided, however, that the Severance Period shall be twelve (12) months.

b.
Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless the Executive (i) has executed a general release of all claims (in a form prescribed by the Company) and (ii) has returned all property of the Company and any Related Companies in the Executive’s possession.

c.
No Duty to Mitigate.  Executive shall in no event be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment

d.	Definitions. For the purposes of this Section, the following definitions shall apply:

(i)
“Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of the Company.

(ii)
“Cause” means: (A) the willful failure by Executive to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days if such cure will fully repair any failure, following written notice by the Board or its delegate that specifically identifies the manner in which the Executive has substantially not performed his duties or (B) an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company.  No act, or failure to act, by Executive shall be "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company.

(iii)
“Change of Control” means (A) the acquisition of Voting Securities of the Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned or beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of the Company; or (C) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more Related Companies.

(iv)
“Disability” shall mean Executive’s inability to perform the essential function of his job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)
“Good Reason”  means the occurrence of one or more of the following events, without Executive’s express written consent: (A) a material change to or reduction in Executive’s duties, position or responsibilities under this Agreement; (B) a ten percent (10%) or greater reduction in Executive’s Base Salary as in effect immediately prior to such reduction, provided that such reduction is not made in proportion to an across-the-aboard reduction for all senior executives of the Company; (C) a material change in the working conditions of Executive including, without limitation, relocation of Executive’s principal workplace over fifty miles from the Company’s existing workplace, without the consent of Executive; (D) the failure of the Company to obtain the assumption of this Agreement by any successor company or (E) the Company’s material breach of this Agreement.   Prior to resignation for Good Reason, Executive shall provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the occurrence and Company shall have a cure period of thirty (30) days following the date the Company receives such notice during which such condition must be cured.  The effective date for such a resignation for Good Reason (in the absence of cure) will be the earlier of the following dates:  (x) the date of expiration of the Company’s cure period or (y) the date that the Company advises Executive in writing that it does not intend to cure.  For the purposes of delivery of notice under subsection (A), a material change or reduction that occurs incrementally over a period of time (not to exceed twelve (12) months) shall be deemed to have occurred when such change or reduction, in the aggregate, becomes material.

(vi)	“Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii)
“Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

7.	Compliance with Section 409A of the Internal Revenue Code.

a.
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

b.
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

8.
Golden Parachute Payments.  In the event that any payment received by Executive pursuant to this agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (a “Parachute Payment”), and but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Excise Tax”), then the Company will make best efforts to obtain shareholder approval for such payment in accordance with Section 280G(b)(5) and its regulations, if applicable.  If shareholder approval of the Parachute Payment is not solicited, then Executive may elect (prior to the date the Parachute Payment would be triggered) to have such Parachute Payment equal to a reduced amount.  Such reduced amount shall be calculated as either (i) the largest portion of the Parachute Payment that would result in no portion of the Parachute Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Parachute Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Parachute Payment equals the reduced amount, the reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards, if applicable; reduction of employee benefits.    The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days prior to the date on which Executive's right to a Payment is triggered (if requested at that time by Executive or  the Company) or such other time as requested.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

9.
Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of his employment, he will return to the Company and all Related Companies all equipment and other property belonging to the Company and Related Companies, and all originals and copies or Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Related Companies; and (d) any and all inventions or intellectual property developed by Executive during the course of employment.

10.
Governing Law; Dispute Resolution.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.  Each party consents to the jurisdiction and venue of the state or federal courts in San Francisco County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

11.
Severability.  In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

12.
Agreement Read and Understood.  Executive acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with an attorney or other representative of his own choosing regarding this Agreement, that he understand the terms of this Agreement, and that he is entering this agreement of his own free will.

13.
Complete Agreement, Modification.  This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral.  No provision of this Agreement may be modified, amended, or waived except by a written document signed by both the Company and Executive.

14.
Assignability.  This Agreement, and the rights and obligations of the parties under this Agreement, may not be assigned by Executive.  The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

15.	Survival. This Section 15 and the covenants and agreements contained in Sections 4 and 5 of this Agreement shall survive termination of this Agreement and Executive’s employment.

16.
Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such address as the party shall have furnished in writing in accordance with the provisions of this Section 16).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

EXECUTIVE:

/s/ William Annett
William Annett

Address:	4140 39th Ave.
Oakland, CA 94619

COMPANY:

OncoCyte Corporation

By:	/s/ Robert W. Peabody
Robert W. Peabody

Title:	Sr. Vice President and Chief Financial Officer

Address:	1301 Harbor Bay Parkway, Suite 100
Alameda, CA 94502

EXHIBIT A

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)	Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer: or

(ii)	Result from any work performed by the employee for his employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

PRIOR MATTERS

None